Exhibit 99.1

WASTE CONNECTIONS, INC.
POLICY REGARDING DIVERSITY ON THE BOARD OF DIRECTORS
AND IN SENIOR MANAGEMENT POSITIONS

PURPOSE

Waste Connections, Inc. (“Waste Connections” or the “Company”) is of the view that Board of Director (the “Board”) nomination or appointment decisions and the Company’s hiring practices for senior management (“Senior Management”) positions should be based on a number of factors, which include: leadership capabilities, mature judgment, merit, talent, experience, expertise, and strategic/innovative thinking. At the same time, the Company believes that diversity, including gender diversity, is an important consideration in determining the composition of its Board and Senior Management and is committed to increasing the diversity of the Board and Senior Management over time. Waste Connections believes that a truly diverse Board and Senior Management will include and utilize differences in skills, expertise, and industry experience, as well as gender, race, ethnicity, religion, sexual orientation, physical ability, age and other distinctions. The Company recognizes that diversity can enhance the effectiveness of the Board and Senior Management by bringing diverse perspectives to the decision-making process and help foster an inclusive workplace. At Waste Connections, all aspects of diversity will be considered in determining the optimum composition of the Board and Senior Management and balanced appropriately.

ROLES AND RESPONSIBILITIES

The Nominating and Corporate Governance Committee (the “Committee”) is responsible for recommending qualified persons for Board nominations that possess the leadership capabilities, mature judgment, merit, talent, experience, expertise, and strategic/innovative thinking required of a director to fulfill Board responsibilities.

The Company recognizes that gender diversity is a significant aspect of diversity and acknowledges the important role of women with relevant skills and experience in contributing to the diversity of perspective on the Board and Senior Management. In selecting qualified candidates to serve as directors and Senior Management of the Company, a wide range of diversity criteria are considered, including without limitation, gender, race, ethnicity, religion, sexual orientation, physical ability and age, with measures ensuring that the Board, as a whole, and Senior Management reflects a range of viewpoints, backgrounds, skills and experience. In the process of searching for qualified persons to serve on the Board and in Senior Management, the Committee strives for the inclusion of diverse groups, knowledge, and viewpoints. To accomplish this, the Committee may retain an executive search firm to help meet the Board’s diversity objectives.

In connection with its efforts to create and maintain a diverse Board and Senior Management, the Committee, Senior Management and the Board, where appropriate:

•	develops recruitment protocols that seek to include diverse candidates in any director and Senior Management search and gives due consideration to the benefits of diversity. These protocols take into account that qualified candidates may be found in a broad array of organizations, including academic institutions, privately held businesses, non-profit organizations, and trade associations, in addition to the traditional candidate pool of corporate directors and officers;

•	periodically reviews recruitment and selection protocols to ensure that diversity remains a component of any director or Senior Management search and considers whether existing protocols promote diversity;

•	in order to support the specific objective of gender diversity, considers the level of representation of women on the Board and Senior Management and directs search firms engaged to identify candidates to serve as directors or in Senior Management positions to include diverse candidates, and in particular women, on the short list of candidates being considered for Board and Senior Management positions; and

•	in order to promote diversity within the pool of current employees who may be considered for Senior Management positions, periodically reviews the Company’s existing protocols for internal promotion and leadership development and considers whether such protocols promote diversity.

The Company aspires towards the following Board composition targets:

•	minimum representation of 30% of independent Board members by women by 2020; and

•	minimum representation of 30% of total Board members by women by 2024.

POLICY REVIEW

The Committee will (i) monitor the implementation of this policy on a periodic basis, and at least annually, to assess its effectiveness, (ii) monitor and review the Company’s progress in achieving its aspirational targets and report the results to the Board and (iii) make recommendations to the Board regarding any revisions to this policy that may be necessary or appropriate.

DISCLOSURE OF POLICY

With respect to this policy, the Company will disclose in its Management Information Circular and Proxy Statement, among other things:

•	a summary of this policy’s objectives and key provisions;

•	the measures taken to ensure that this policy has been effectively implemented, including how the Board or the Committee considers the level of representation of women on the Board and in Senior Management positions in identifying and nominating candidates for election or reelection to the Board or appointment to Senior Management; and

•	the Company’s aspirational targets regarding women on the Board, as well as annual and cumulative progress in achieving these targets.